July 16, 1999



Mr. Bob Hickey
Sullivan & Worcester
Suite 1000
1025 Connecticut Avenue, N.W.
Washington, D.C. 20036

RE:      Evergreen High Grade Municipal Bond Fund
         Evergreen Short Intermediate Municipal Fund
         Evergreen Municipal Bond Fund

Dear Mr. Hickey;

Our independent auditors are performing an audit of the financial statements of the Funds as of May 31, 1999 and for the year then ended. Please furnish to our auditors the information requested below involving matters as to which you have been engaged and to which you have devoted substantive attention on behalf of the Funds in the form of legal consultation or representation. Please provide the information requested below, taking into consideration matters that existed at May 31, 1999 and for the period from that date to the effective date of your response. Please specify the effective date of your response if it is other than the date of reply.

Pending or Threatened Litigation
(excluding unasserted claims and assessments)

Please furnish a list of all litigation, claims and assessments (excluding unasserted claims and assessments) considered by management of the Funds to be material. Materiality for purposes of this letter includes items involving amounts exceeding $10,000.

Also, please identify any pending or threatened litigation with respect to which you have been engaged but as to which you have not yet devoted substantive attention.

Unasserted Claims and Assessments

We understand that whenever, in the course of performing legal services for us with respect to a matter recognized to involve an unasserted claim or assessment which may call for financial statement disclosure, you have formed a professional conclusion that we should disclose or consider disclosing such possible claim or assessment, as a matter of





Bob Hickey
Sullivan & Worcester



professional responsibility to us you will so advise us and will consult with us concerning the question o such disclosure and the applicable requirements of Statement of Financial Accounting Standards No. 5. Please specifically to our auditors that our understanding is correct.

Other Matters

Please identify the nature of and reasons for any limitations on your response. Also, please indicate the amount we were indebted to you for services and expenses on May 31,1999.

Send your response directly to our auditors, PricewaterhouseCoopers LLP, 160 Federal Street, Boston, MA 02110 Attn: Dave Thornton. An addressed envelope is included for your convenience. Please send your letter to PricewaterhouseCoopers on or about July 16, 1999 to allow us to meet the scheduled completion date of the audit.

Very truly yours,



Doug Miller
Vice President